EXHIBIT 99

First Citizens Reports Earnings for 2008

RALEIGH, N.C., Jan. 26, 2009 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the year ending December 31, 2008, of $91.1 million, compared to $108.6 million earned during 2007, according to Lewis R. Holding, chairman of the board.

Lower net income during 2008 resulted from higher provision for credit losses and noninterest expense. Net income benefited from improved net interest income and noninterest income.

Per share income for 2008 totaled $8.73, compared to $10.41 for 2007. First Citizens' return on average assets equaled 0.56 percent for 2008, compared to 0.68 percent for 2007. The return on average equity was 6.13 percent during 2008, compared to 7.92 percent for 2007.

Net interest income during 2008 increased $19.4 million, or 4.0 percent versus 2007. For 2008, the impact of a $618.6 million increase in average interest-earning assets more than offset the unfavorable impact of lower interest rates. The taxable-equivalent net yield on interest-earning assets equaled 3.40 percent during 2008 compared to 3.41 percent during 2007.

The provision for credit losses increased $32.2 million during 2008, the result of higher net charge-offs and deterioration in the residential construction loan portfolio. Net charge-offs for 2008 totaled $45.3 million, compared to $28.0 million recorded during 2007. The increased level of net charge-offs in 2008 resulted from higher losses among retail and residential construction loans. The ratio of net charge-offs to average loans and leases in 2008 equaled 0.40 percent, compared to 0.27 percent for the prior year. Nonperforming assets totaled $71.7 million or 0.61 percent of loans plus other real estate owned as of December 31, 2008, compared to $19.9 million and 0.18 percent as of December 31, 2007. The increase in nonperforming assets is primarily attributable to the residential construction loan portfolio.

Noninterest income increased $16.6 million or 5.6 percent during 2008. Service charges on deposit accounts increased $4.5 million or 5.8 percent in 2008 primarily due to higher commercial service charge income resulting from lower interest rates. Fees from processing services increased $3.1 million or 9.4 percent as a result of continued expansion in the customer base. Wealth management services income fell $1.1 million or 2.3 percent caused by a decline in the market values of assets under management. Securities gains totaled $8.1 million during 2008 due to gains recognized on the redemption of Visa stock, compared to $1.4 million during 2007.

Noninterest expense increased $31.8 million or 5.5 percent during 2008. Salaries and wages increased $15.4 million or 6.3 percent during 2008 as a result of additional costs from new branch locations and merit increases offset partially by reduced incentive-based compensation. Benefit costs were up $6.2 million or 11.7 percent for the year due to higher health and executive retirement costs. Occupancy costs grew $3.9 million or 6.9 percent due to new branches and expenses related to the new headquarters building.

Net income for the quarter ending December 31, 2008, equaled $12.9 million, compared to $26.2 million for the corresponding period of 2007. Results for the fourth quarter 2008 include a significant increase in the provision for credit losses and higher noninterest expense when compared to the same period of 2007. While net interest income improved during the fourth quarter of 2008, noninterest income declined.

Per share income for the fourth quarter 2008 totaled $1.24, compared to $2.51 for the same period a year ago. First Citizens' results generated an annualized return on average assets of 0.31 percent for the fourth quarter of 2008, compared to 0.64 percent for the fourth quarter of 2007. The annualized return on average equity was 3.43 percent during the current quarter, compared to 7.31 percent for the same period of 2007.

Net interest income increased $2.5 million or 2.1 percent during the fourth quarter of 2008 due to a $638.1 million or 4.4 percent increase in average interest-earning assets when compared to the same period of 2007. However, falling interest rates had a greater impact on asset yields than on liabilities, causing the taxable-equivalent net yield on interest-earning assets to drop 8 basis points to 3.27 percent.

The provision for credit losses increased $10.3 million during the fourth quarter of 2008, up 87.7 percent versus the same period of 2007, due primarily to deterioration in the residential construction loan portfolio. Net charge-offs equaled $18.0 million during the fourth quarter of 2008, compared to $8.4 million during the fourth quarter of 2007. Net charge-offs for 2008 increased due to higher losses among retail and residential construction loans. The annualized ratio of net charge-offs to average loans and leases equaled 0.61 percent during the fourth quarter of 2008, compared to 0.31 percent during the same period of 2007.

Noninterest income decreased $4.4 million or 5.7 percent during the fourth quarter of 2008. The decline resulted from general economic weakness causing reductions in wealth management services, cardholder and merchant services income and service charge income. Noninterest expense increased $9.5 million during the fourth quarter of 2008. This 6.5 percent increase resulted primarily from higher personnel, advertising and foreclosure-related expenses. Salary expense increased $3.4 million or 5.5 percent, due to merit increases, new branch offices and severance costs, partially offset by lower incentive-based compensation. Employee benefits expense increased $2.5 million due to higher employer health expense and current year costs related to an enhanced 401(k) plan.

As of December 31, 2008, First Citizens had total assets of $16.7 billion. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 400 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

                    CONDENSED STATEMENTS OF INCOME
                    ------------------------------

 (thousands, except    Three Months Ended           Year Ended
  share data;             December 31               December 31
  unaudited)           2008         2007         2008        2007
 --------------------------------------------------------------------
 Interest income   $   195,366  $   230,826  $   814,716  $   904,056
 Interest expense       71,211      109,197      314,945      423,714
 --------------------------------------------------------------------
 Net interest
  income               124,155      121,629      499,771      480,342
 Provision for
  credit losses         22,142       11,795       65,805       33,594
 --------------------------------------------------------------------
 Net interest
  income after
  provision for
  credit losses        102,013      109,834      433,966      446,748
 Noninterest income     72,182       76,534      312,119      295,470
 Noninterest
  expense              155,800      146,285      606,481      574,664
 --------------------------------------------------------------------
 Income before
  income taxes          18,395       40,083      139,604      167,554
 Income taxes            5,502       13,920       48,546       58,937
 --------------------------------------------------------------------
 Net income        $    12,893  $    26,163  $    91,058  $   108,617
 ====================================================================
 Taxable-equivalent
  net interest
  income           $   125,779  $   123,666  $   506,516  $   488,019
 ====================================================================
 Net income per
  share                 $ 1.24       $ 2.51  $      8.73  $     10.41
 Cash dividends per
  share                  0.275        0.275         1.10         1.10
 --------------------------------------------------------------------
 Profitability
  Information
  (annualized)
 Return on average
  assets                  0.31%        0.64%        0.56%        0.68%
 Return on average
  equity                  3.43         7.31         6.13         7.92
 Taxable-equivalent
  net yield on
  interest-earning
  assets                  3.27         3.35         3.40         3.41
 --------------------------------------------------------------------

                       CONDENSED BALANCE SHEETS
                       ------------------------

 (thousands, except
   share data;                  December 31  December 31
   unaudited)                          2008         2007       Change
 --------------------------------------------------------------------
 Cash and due from
  banks                         $   593,375    $ 793,788       -25.25%
 Investment
  securities                      3,271,650    3,236,835         1.08%
 Loans and leases                11,719,285   10,963,904         6.89%
 Allowance for loan
  and lease losses                 (157,569)    (136,974)       15.04%
 Other assets                     1,318,921    1,354,554        -2.63%
 --------------------------------------------------------------------
 Total assets                   $16,745,662  $16,212,107         3.29%
 ====================================================================

 Deposits                       $13,713,763  $12,928,544         6.07%
 Other liabilities                1,588,524    1,842,355       -13.78%
 Shareholders'
  equity                          1,443,375    1,441,208         0.15%
 --------------------------------------------------------------------
 Total liabilities
  and shareholders'
  equity                        $16,745,662  $16,212,107         3.29%
 ====================================================================
 Book value per
  share                         $    138.33  $    138.12         0.15%
 Tangible book
  value per share                    128.13       127.72         0.32%
 --------------------------------------------------------------------

                       SELECTED AVERAGE BALANCES
                       -------------------------

 (thousands, except    Three Months Ended           Year Ended
   shares outstand-       December 31               December 31
   ing; unaudited)     2008         2007         2008         2007
 --------------------------------------------------------------------
 Total assets      $16,741,696  $16,276,649  $16,403,717  $15,919,222
 Investment
  securities         3,193,703    3,272,015    3,153,121    3,144,052
 Loans and leases   11,665,522   10,831,571   11,306,900   10,513,599
 Interest-earning
  assets            15,293,442   14,655,309   14,910,905   14,292,322
 Deposits           13,544,762   12,876,549   13,108,246   12,659,236
 Interest-bearing
  liabilities       12,471,757   12,216,067   12,312,499   11,883,421
 Shareholders'
  equity           $ 1,497,619  $ 1,420,348  $ 1,484,605  $ 1,370,617
 Shares outstanding 10,434,453   10,434,453   10,434,453   10,434,453
 --------------------------------------------------------------------

                             ASSET QUALITY
                             -------------

 (dollars in
   thousands;                   December 31  December 31
   unaudited)                          2008         2007       Change
 --------------------------------------------------------------------
 Nonaccrual loans
  and leases                    $    39,361  $    13,021       202.29%
 Other real estate                   29,956        6,893       334.59%
 Troubled debt
  restructuring                       2,349           --           --
 --------------------------------------------------------------------
 Total nonper-
  forming assets                $    71,666  $    19,914       259.88%
 ====================================================================
 Accruing loans and
  leases 90 days or
  more past due                 $    22,459  $     7,124       215.26%
 Net charge-offs,
  year to date                       45,331       27,971        62.06%
 Nonperforming
  assets to gross
  loans and leases
  plus other real
  estate                               0.61%        0.18%
 Allowance for
  credit losses to
  gross loans and
  leases                               1.41         1.32
 Net charge-offs to
  average loans and
  leases                               0.40         0.27
 --------------------------------------------------------------------

                          CAPITAL INFORMATION
                          -------------------

 (dollars in
  thousands;                    December 31  December 31
  unaudited)                           2008         2007       Change
 --------------------------------------------------------------------
 Tier 1 capital                 $ 1,649,675  $ 1,557,190         5.94%
 Total capital                    1,935,993    1,836,763         5.40%
 Risk-weighted
  assets                         12,499,545   11,961,124         4.50%
 Tier 1 capital
  ratio                               13.20%       13.02%
 Total capital
  ratio                               15.49        15.36
 Leverage capital
  ratio                                9.88         9.63
 --------------------------------------------------------------------

CONTACT:  First Citizens BancShares
          Barbara Thompson
          (919) 716-2716